                                                                    EXHIBIT 10.3

                             SELECTED MEMBERS OF THE
                   INFINITY PROPERTY AND CASUALTY CORPORATION

                           AUTOMOBILE PHYSICAL DAMAGE
                   VARIABLE QUOTA SHARE REINSURANCE AGREEMENT

                           EFFECTIVE: JANUARY 1, 2004

[LOGO]                                                                    [LOGO]

                                TABLE OF CONTENTS

ARTICLE                                   PAGE
-------                                   ----
  I        APPLICATION OF AGREEMENT          1

  II       COVER                             2

  III      WARRANTY                          2

  IV       TERRITORY                         3

  V        COMMENCEMENT AND TERMINATION      3

  VI       DEFINITIONS                       4

  VII      EXCLUSIONS                        4

  VIII     LOSSES AND LOSS                   6
           ADJUSTMENT EXPENSES

  IX       PREMIUM AND COMMISSION            6

  X        FUNDS WITHHELD ACCOUNT            8

  XI       PROFIT SHARING                    8

  XII      REPORTS AND REMITTANCES           9

  XIII     ASSIGNMENT                        9

  XIV      CHANGES IN CONDITIONS            10

  XV       CURRENCY                         11

  XVI      ORIGINAL CONDITIONS              11

  XVII     TAXES (BRMA 50B)                 11

  XVIII    DELAYS, ERRORS AND OMISSIONS     12

  XIX      ACCESS TO RECORDS                12

  XX       INSOLVENCY                       12

  XXI      OFFSET                           12

  XXII     GOVERNING LAW                    13

  XXIII    AMENDMENTS AND ALTERATIONS       13

                           AUTOMOBILE PHYSICAL DAMAGE
                   VARIABLE QUOTA SHARE REINSURANCE AGREEMENT
                                (the "Agreement")

                      Made and Entered Into By and Between

                  THE LEADER INSURANCE COMPANY, CONSISTING OF:
            TICO INSURANCE COMPANY, LEADER INSURANCE COMPANY, LEADER PREFERRED INSURANCE COMPANY, LEADER SPECIALTY INSURANCE
                                    COMPANY;

                 THE INFINITY INSURANCE COMPANY, CONSISTING OF:
         INFINITY INSURANCE COMPANY, INFINITY SELECT INSURANCE COMPANY,
         INFINITY NATIONAL INSURANCE COMPANY, AMERICAN PREMIER INSURANCE
          COMPANY, ATLANTA RESERVE INSURANCE COMPANY, ATLANTA SPECIALTY
                  INSURANCE COMPANY, ATLANTA CASUALTY COMPANY;

                  THE WINDSOR INSURANCE COMPANY, CONSISTING OF:
          WINDSOR INSURANCE COMPANY, REGAL INSURANCE COMPANY, AMERICAN
             DEPOSIT INSURANCE COMPANY, COVENTRY INSURANCE COMPANY;
             (hereinafter collectively referred to as the "Company")

                                       and

                          AMERICAN RE-INSURANCE COMPANY
  A Delaware Corporation with administrative offices in Princeton, New Jersey
                 (hereinafter referred to as the "Reinsurer").

WITNESSETH:

The Reinsurer hereby reinsures the Company to the extent and on the terms and conditions and subject to the exceptions, exclusions and limitations hereinafter set forth and nothing hereinafter shall in any manner create any obligations or establish any rights against the Reinsurer in favor of any third parties or any persons not parties to this Agreement.

ARTICLE I - APPLICATION OF AGREEMENT

This Agreement applies to Private Passenger Automobile Physical Damage Policies written or renewed by the Company during the Term of this Agreement. The term "Policies" as used herein means each of the Company's binders, policies and contracts written and classified by the Company as Private Passenger Automobile Physical Damage insurance (including Collision and Other Than Collision).

ARTICLE II - COVER

A. The Company shall cede to the Reinsurer and the Reinsurer shall accept a variable quota share cession of the Company's Ultimate Net Loss on Policies covered hereunder, subject to a minimum cession of 10% and a maximum cession of 90%, the basis for establishing the cession amount as set forth in paragraph B, below. The quota share percentage cession will apply to each company reinsured hereunder.

B. The Company shall have the right to elect the cession percentage for each calendar quarter that this Agreement is in effect, subject to the minimum and maximum cession percentages stated above, and shall inform the Reinsurer in writing of the elected cession percentage no less than twenty calendar days prior to the first calendar day of the calendar quarter for which the cession percentage election is being made. The Company shall retain net for its own account that portion of the Company's Ultimate Net Loss not ceded to this Agreement, subject only to catastrophe reinsurance.

C. The Reinsurer shall only be liable for its quota share interest in the first $1,000,000 per occurrence of the Company's Ultimate Net Loss arising from catastrophe losses subject to this Agreement, subject to an aggregate limit under this Agreement equal to the lesser of 3.75% of premium ceded or $3,000,000.

D. The Reinsurer shall only be liable for its quota share interest in the first $75,000 per vehicle of the Company's Ultimate Net Loss.

E. The aggregate liability of the Reinsurer, subject to all terms and conditions of this Agreement, shall be unlimited, and the Company and the Reinsurer shall have the right to cancel the Agreement on a cut-off basis at any time with sixty (60) days notice to the other party.

ARTICLE III - WARRANTY

A. The Company also warrants that it will advise the Reinsurer prospectively of any changes to its practices, procedures or policies regarding the use of Original Equipment Manufacturer parts in the repair of vehicles as outlined in the "Material Damage Claims Handling Guidelines Manual" dated May 1, 2002, which has been forwarded to the Reinsurer, it being understood and agreed that the Reinsurer shall have the option to terminate this Agreement on a cut-off basis as of the earlier of the date when the Company's practices and procedures regarding the use of Original Equipment Manufacturer parts in the repair of vehicles changed or the effective date of a change in the Company's policies regarding the use of Original Equipment Manufacturer parts in the repair of vehicles as outlined in the "Material Damage Claims Handling Guidelines Manual" dated May 1, 2002.

B. Additionally, the Company warrants that the Company's State Mix of Business for the Agreement period will not increase by more than five
         (5) percentage points per State from the Expected State Mix of Business Exhibit A, attached to and forming part of this Agreement. The Expected State Mix of Business is calculated as the Net Written Premium in each State divided by the Subject Net Written Premium. In the event that the Net Written Premium in any individual state increases by more than five
         (5) percentage points of the total Subject Net Written Premium during the Agreement Period, for purposes of calculations under this Agreement the Net Written Premium for that state will be adjusted to a maximum increase of five (5) percentage points of the Subject Net Written Premium, and the Reinsurer shall only be liable for its quota share percentage of the Ultimate Net Loss from that state, which shall be equal to the cession percentage multiplied by the Maximum State Mix, multiplied by the Subject Net Written Premium, divided by the actual unadjusted Net Written Premium for that state.

ARTICLE IV - TERRITORY

The Reinsurer's liability shall be limited to losses occurring within the territorial limits covered by the original Policies reinsured hereunder.

ARTICLE V - COMMENCEMENT AND TERMINATION

A. The Term of this Agreement shall be from 12:01 A.M., Eastern Standard Time, January 1, 2004 through Midnight, Eastern Standard Time, December 31, 2004, both days inclusive. The liability of the Reinsurer hereunder shall attach as respects Policies written or renewed during the Term hereof and shall continue in full force and effect until the expiry of this Agreement, upon which the provisions of the following paragraphs shall apply.

B. Upon expiration, the Reinsurer shall have no liability for losses occurring on Policies attaching subsequent to the date of expiration. However, the Reinsurer shall remain liable for losses occurring on all Policies in force at the date of expiration until the natural expiration or prior cancellation of such Policies, whichever occurs first, not to exceed twelve months in all.

C. Either Party shall have the right to cancel this Agreement on a cut-off basis at any time with sixty (60) days notice to the other party, and the Reinsurer shall be relieved of all liability for losses occurring subsequent to the date of expiration. In such event, the Reinsurer shall return to the Company the unearned premium less the previously allowed ceding commission on all Policies in force as of the date of expiration of this Agreement.

D. Notwithstanding the expiration of this Agreement as provided above, the provisions of this Agreement shall continue to apply to all unfinished business hereunder to the end that all obligations and liabilities incurred by each party hereunder prior to such expiration shall be fully performed and discharged.

ARTICLE VI - DEFINITIONS

A. The term "Ultimate Net Loss" shall mean all sums paid by the Company in settlement of losses for which it is liable under the policies reinsured hereunder, and shall include any Loss Adjustment Expenses, as hereinafter defined, after making proper deductions for all salvages and recoveries. The Reinsurer's liability hereunder shall not be increased by reason of the inability of the Company to collect from any other Reinsurer or Insurer, for any reason, any amount that may be due from such Reinsurer or Insurer.

B. Except as specifically provided for or excluded under this Article, the term "Loss Adjustment Expenses" shall mean all expenses which have been paid by the Company in the investigation, adjustment, settlement or defense of specific claims covered under original policies of the Company reinsured hereunder, (also including salaries and expenses of salaried adjusters associated therewith), but not including office expenses of the Company, salaries and expenses of its officials and employees, or any other administrative or overhead expenses.

C. In the event of the insolvency of the Company, "Ultimate Net Loss" shall mean that amount which the Company has incurred or for which it is liable, and payment by the Reinsurer shall be made to the liquidator, receiver or statutory successor of the Company in accordance with the provisions of ARTICLE XXII - INSOLVENCY.

D. The Reinsurer shall be paid or credited with its proportion of salvages or recoveries (i.e. reimbursements made or obtained by the Company) less the cost involved in obtaining such salvage or recovery, excluding the office expenses of the Company and the salaries and expenses of all employees of the Company.

E. The Company has the right to carry catastrophe excess of loss reinsurance on that portion of its Ultimate Net Loss which it retains net for its own account and any recoveries thereunder shall inure solely to the benefit of the Company.

F. The term "Subject Net Premiums Written" as used herein means gross premiums and additional premiums on business covered hereunder less return premiums.

G. The term "occurrence" as used herein means each occurrence, disaster or casualty or series of occurrences, disasters or casualties arising out of one event.

ARTICLE VII - EXCLUSIONS

This Agreement does not apply to and specifically excludes:

A. All risks, lines or classes of business, perils and exposures specifically excluded under the Policies reinsured hereunder.

B. All lines and coverages of insurance not classified as Private Passenger Auto Physical Damage Insurance in the Company's statutory annual statement.

C. All insurance classified as Private Passenger Auto Physical Damage Insurance in the Company's statutory annual statement produced on a direct to consumer basis.

D. Reinsurance Assumed, except reinsurance of the Great Texas County Mutual Insurance Company, Transport Insurance Company, Republic Indemnity Company of California and reinsurance of subject business, as outlined in ARTICLE I - APPLICATION OF AGREEMENT, underwritten by carriers affiliated with the Company by and on behalf of the Company.

E. All liability beyond circumscribed policy provisions, including but not limited to extra contractual obligations, excess of policy limits judgments, punitive, exemplary or consequential damages or compensatory damages, any expenses related thereto, resulting from a claim of an insured or assignee against the Company.

F. Declaratory Judgment Expenses. "Declaratory Judgment Expenses" as used in this Agreement shall mean legal expenses paid by the Company in the investigation, analysis, evaluation, resolution or litigation of coverage issues by the Company, under policies reinsured hereunder for a specific loss tendered under such policies. Declaratory Judgment Expenses shall not include any expenses deriving from coverage issues raised between the Company and any Reinsurer.

G.       Unallocated Loss Adjustment Expenses.

H. Business derived from any Pool, Association, Syndicate, Exchange, Plan, Fund or other facility directly as a member, subscriber or participant, or indirectly by way of reinsurance or assessments.

I. Liability of the Company arising from its participation or membership, whether voluntary or involuntary, in any insolvency fund, including any guarantee fund, association, pool, plan or other facility which provides for the assessment of, payment by, or assumption by the Company of a part or the whole of any claim, debt, charge, fee or other obligations of an insurer, or its successors or assigns, which has been declared insolvent by any authority having jurisdiction.

J. Liability excluded by the provisions of the following clauses attached hereto. The word "Reassured" used therein means "Company."

                  Nuclear Incident Exclusion Clauses - Physical Damage - Reinsurance - No. 2

                  Nuclear Incident Exclusion Clause - Reinsurance - No. 4

K. War risk, bombardment, invasion, insurrection, rebellion, revolution, military or usurped power, or confiscation by order of any government or public authority, as excluded under a standard policy containing a standard war exclusion clause.

L.       Terrorist Activity, as per the attached "Terrorism Exclusion."

M. Ultimate Net Loss for Class Action Lawsuits for which the Company is liable. Ultimate Net Loss shall include Loss Adjustment Expense incurred for defense of a Class Action Lawsuit whether or not the class of two or more claimants is certified as one class.

ARTICLE VIII - LOSSES AND LOSS ADJUSTMENT EXPENSES

A. The Reinsurer, in proportion to its participation, shall pay to the Company a pro rata share of sums actually paid by the Company in settlement of losses under its policies, provided, however, that in the event of the insolvency of the Company, payment of loss for which the Company is liable shall be made by the Reinsurer to the liquidator, receiver or statutory successor of the Company in accordance with the provisions of ARTICLE XXII - INSOLVENCY of this Agreement.

B. The Reinsurer shall bear its pro rata share of all Loss Adjustment Expenses in accordance with ARTICLE VI- DEFINITIONS, Paragraph B.

ARTICLE IX - PREMIUM AND COMMISSION

A. The Company shall pay to the Reinsurer the elected cession percentage of the Company's Subject Net Premiums Written, less a ceding commission as hereinafter described, during each calendar month this Agreement is in effect. The Reinsurer shall refund to the Company its pro rata share of each return premium, less applicable ceding commission.

B.       Payment of premiums due hereunder shall be effected as follows:

         1. Upon execution of this Agreement, the Company shall pay to the Reinsurer a non-refundable margin equaling 2.50% of the premium ceded hereunder, subject to a minimum margin of $1,200,000. In the event that 2.50% of the premium ceded to this Agreement exceeds the minimum margin of $1,200,000, the Company shall, on May 1, 2005, and monthly thereafter, pay to the Reinsurer the difference between those amounts plus interest calculated at 5.00% as from the effective date of this Agreement.

         2. The Company shall retain, on a funds withheld basis, the remaining 97.50% of premiums ceded hereunder as provided for in ARTICLE X - FUNDS WITHHELD ACCOUNT.

C. The Reinsurer shall make a provisional commission allowance of 33.70% to the Company on the premiums ceded under this Agreement. The Company shall debit the Reinsurer with the provisional commission allowance in the monthly accounts, but said provisional commission shall be subject to adjustment as provided hereinafter. On all return premiums the Company shall return to the Reinsurer the provisional commission allowance of 33.70%.

D. The commission allowance shall be in accordance with the following plan and shall be computed on premiums earned under this Agreement:

                                Ratio of losses incurred
 Commission Ratio     Sliding      to premiums earned
------------------    -------   -------------------------
Provisional: 33.70%                                 63.80%
                        1:1
Minimum:     18.00%*                                79.50%*

* It is specifically understood and agreed that this adjustment will slide to actual acquisition expense (defined as commission and brokerage, taxes, licenses and fees, other acquisition, field supervision and collection expenses but excluding general expenses), but for the purposes of calculations under this Agreement, actual acquisition expense shall be deemed never to exceed 18.00 %.

E. The word "period" means the actual time covered by each adjustment of commission.

F. The term "losses incurred" means losses and loss adjustment expenses paid less salvages recovered during the current period for which computation is being made plus the reserve for losses outstanding at the end of the current period (including incurred but not reported reserves, as mutually agreed by the parties hereto) less losses outstanding at the end of the preceding period.

G. The term "premiums earned" means the total of the net premiums ceded during the current period for which computation is being made plus the unearned premiums at the beginning of the current period as reported in the commission adjustment calculation for the preceding period less the unearned premium at the close of the current period. Unearned premiums shall be calculated on a daily basis.

H. The calculation of the adjustment to the commission shall be made within 30 days after the end of each month, with the first report due on or before May 1, 2005. Calculations to include incurred but not reported losses as mutually agreed by the parties.

I. If the ceding commission calculated in accordance with the foregoing should be less than the provisional ceding commission, then the ceding commission, including interest thereon, shall be adjusted monthly with the first adjustment effective at March 31, 2005. Monthly interest shall be calculated at the same interest rate as set forth in ARTICLE X
         - FUNDS WITHHELD ACCOUNT. Each calculation shall be on a cumulative basis as from the effective date of this Agreement through the end of the calendar month for which the computation is being made.

ARTICLE X - FUNDS WITHHELD ACCOUNT

A. The Company shall maintain a Funds Withheld Account, which shall be calculated in accordance with the following formula, it being understood that the Funds Withheld Account balance shall never be less than zero (0):

         1.       97.50 % of premiums ceded hereunder; less

         2. Ceding commissions due to the Company, including any adjustments thereto (as provided for in ARTICLE IX - PREMIUM AND COMMISSION); less

         3.       Ultimate Net Loss paid subject to this Agreement, plus

         4.       Interest.

B. Premium cessions shall be credited to the Funds Withheld Account on a monthly basis as of the last day of each calendar month.

C. Losses and the Provisional Ceding Commission shall be debited from the Funds Withheld Account as of the last day of each calendar month.

D. Adjustments to the Ceding Commission (as provided for in ARTICLE IX - PREMIUM AND COMMISSION) shall be made as of the last day of each calendar month.

E. Interest shall be credited as of the last day of each calendar month, based on the average monthly balance, when the average monthly balance results in a positive amount. Monthly interest calculations shall be on a compound basis using a rate of 0.4074%.

F. The Company shall provide the Reinsurer with a statement of the Funds Withheld Account balance when submitting other reports required under this Agreement.

G. Monthly calculation of the Funds Withheld Account shall continue until the Agreement is commuted (as provided for in paragraph D. of ARTICLE XI - PROFIT SHARING) or the Funds Withheld Account balance is exhausted. In the event of a commutation, the positive Funds Withheld Account balance shall be released to the Company.

ARTICLE XI - PROFIT SHARING

A. The Reinsurer shall maintain a notional Profit Sharing Account for the Term of this Agreement, which shall be calculated in accordance with the following formula, it being understood that the Profit Sharing Account balance shall never be less than zero (0):

         1.       Premiums earned during the Term; less

         2.       Reinsurer's non-refundable margin; less

         3. Ceding commission allowed the Company on premiums earned for the Term; less

         4.       Loss and loss adjustment expense incurred for the Term; plus

         5. Interest for the Term calculated in accordance with paragraph E of ARTICLE X - FUNDS WITHHELD ACCOUNT.

B. Within ninety (90) days from the end of the Term, and monthly thereafter, the Company shall calculate and report to the Reinsurer the Profit Sharing Account balance until all losses subject hereto have been finally settled. Each such calculation shall be based on cumulative transactions hereunder from the beginning of the Term through the date of calculation.

C. The Company may request that the Reinsurer release 100% of the Profit Sharing Account balance to the Company at any time on or after March 31, 2005 provided that the Profit Sharing Account balance is positive at the time of the request. Notwithstanding the above, the Company must request that the Reinsurer release 100% of the Profit Sharing Account balance to the Company no later than December 31, 2005.

D. Such release of the Profit Sharing Account balance to the Company by the Reinsurer shall result in a commutation of this Agreement and shall release both the Company and the Reinsurer from any and all future obligations and liabilities under this Agreement whether such obligations and liabilities were known by either party at the time of such release of the Profit Sharing Account balance.

ARTICLE XII - REPORTS AND REMITTANCES

A. The Company will provide the Reinsurer with all necessary data respecting premiums and losses, including reserves thereon, as at dates and on forms mutually acceptable to the Company and the Reinsurer.

B. Within 30 days after the end of each calendar month during the Term hereof, and monthly thereafter until all subject premiums have been collected and all losses have been settled, the Company shall render its reports to the Reinsurer. Such reports shall include details of the Funds Withheld Account calculation and Profit Sharing Account balance, as applicable.

C. Promptly upon the Reinsurer's receipt of the Company's monthly report, the Reinsurer shall remit any balances due to the Company. Loss payments due to the Company shall first be debited from the Funds Withheld Account balance. In the event that the Funds Withheld Account is exhausted, loss payments due to the Company shall then be made directly by the Reinsurer to the Company.

ARTICLE XIII - ASSIGNMENT

Subject to the provisions of this Article, no party shall assign, transfer or dispose of its rights and obligations under this Agreement without the prior written consent of the other.

ARTICLE XIV - CHANGES IN CONDITIONS

A. If at any time during the continuance of this Agreement any of the following events occur with respect to the Company:

                  1. The financial strength rating assigned by A.M. Best ("Best's") for the following entities is reduced below the financial strength ratings outlined as follows, and / or the financial strength rating assigned by Standard and Poors ("S&P") for the following entities is reduced below the financial strength ratings outlined as follows:

                                    - Leader Insurance Company's Best's Rating:
                                      "B++"

                                    - Infinity Insurance Company's Best's
                                      Rating: "B++"

                                    - Windsor Insurance Company's Best's Rating:
                                      "B++"

                                    - Leader Insurance Company's S&P Rating:
                                      "A-"

                                    - Infinity Insurance Company's S&P Rating:
                                      "A-"

                                    - Windsor Insurance Company's S&P Rating:
                                      "A-"

                  2. The Company or its Parent undergoes a Change of Control. "Change of Control" shall mean (i) a merger of the Company or its Parent with another entity or entities unless the Company or its Parent is the surviving corporation following such a merger, (ii) the acquisition of voting control (directly or indirectly) of the Company or its Parent by another entity or entities, or (iii) the entry by the Company or its Parent into a legally binding agreement (or the entry by any other person or entities into an agreement that would be legally binding on or in respect of the Company or its Parent or all or substantially all of the Company's or its Parent's properties or assets), which agreement shall be deemed legally binding for purposes hereof notwithstanding that it may be conditioned upon the occurrence of certain events, such as obtaining shareholder approval, which would result in a Change of Control under clauses (i) or (ii) of this definition in respect of the Company or its Parent.

                  3. The Company fails to achieve an effective rate increase during the Term of 3.00%;

         the parties agree, with regard to Changes in Conditions described in
         A.1. and A.2. above, that the Reinsurer shall have the right to terminate, on a cut-off basis, this Agreement as of the effective date of the Changes in Conditions. In the event that the Reinsurer exercises its right to terminate this Agreement as provided for above, the Reinsurer, shall return to the Company the unearned portion of the Reinsurer's Margin subject to a maximum of 50.00%.

         The parties further agree, with regard to Changes in Conditions described in A.3. above, the minimum Commission Ratio shall be adjusted based upon the effective rate change for underwriting year 2004 calculated as follows:

      SIGMA(s) SIGMA(c)W(s,c)R(s,c) T(s,c)/ SIGMA(s) SIGMA(c)W(s,c)

                    Where

                    SIGMA(s) = sum over each state
                    SIGMA(c) = sum over each company
                    W(s,c) = 2003 written premium for a given state and company R(s,c) = 2004 filed rate change percentage
                    T(s,c) = 2004 filed rate change time remaining =
                    (Days between 12/31/04 and effective date) / 365

                    Resulting in the adjusted minimum Commission Ratio calculated as follows:

                    1 - 1.50% - {(1 - 1.50% - 18.00%) x 1.03 / [1 +
                    (lesser of 3.00% or Effective Rate Change)]}

B. With regard to paragraph A.2. above, the Company agrees to give the Reinsurer written notice of any Change in Control within three (3) business days of the occurrence thereof (or, with respect to a Change of Control referred to in clause A.2. (iii) of the definition hereof, within three (3) business days after execution of any such agreement.

ARTICLE XV - CURRENCY

Whenever the word "Dollars" or the "$" sign appears in this Agreement, they shall be construed to mean United States Dollars and all transactions under this Agreement shall be in United States Dollars.

ARTICLE XVI - ORIGINAL CONDITIONS

All amounts ceded hereunder shall be subject to the same gross rates and to the same conditions and pre-loss modifications of the Company's Policies and the Reinsurer shall pay losses as may be paid thereon and shall follow the settlements of the Company, subject always to the terms and conditions of the Company's original Policies reinsured hereunder and the limits, terms and conditions of this Agreement.

ARTICLE XVII - TAXES (BRMA 50B)

In consideration of the terms under which this Agreement is issued, the Company will not claim a deduction in respect of the premium hereon when making tax returns, other than income or profits tax returns, to any state or territory of the United States of America or the District of Columbia.

ARTICLE XVIII - DELAYS, ERRORS AND OMISSIONS

Any inadvertent delays, omissions or errors shall not be held to relieve either party hereto from any liability which would attach to it hereunder if such delay, omission or error had not been made, provided such delay, omission or error is rectified upon discovery.

ARTICLE XIX - ACCESS TO RECORDS

Upon reasonable notice being given to the Company, the Reinsurer or its designated representatives shall have free access, at any reasonable time during the Term of this Agreement and subsequent to its termination, to all records of the Company which pertain in any way to this Agreement.

ARTICLE XX - INSOLVENCY

In the event of the insolvency of the Company and the appointment of a conservator, liquidator or statutory successor, the reinsurance provided by this Agreement shall be payable by the Reinsurer directly to the Company or to its liquidator, receiver or statutory successor on the basis of the liability of the Company under the contract or contracts reinsured. Subject to the right of offset and the verification of coverage, the Reinsurer shall pay its share of the loss without diminution because of the insolvency of the Company. The liquidator, receiver or statutory successor of the Company shall give written notice of the pendency of each claim against the Company on a policy or bond reinsured within a reasonable time after such claim is filed in the insolvency proceeding. During the pendency of such claim, the Reinsurer may, at its own expense, investigate such claim and interpose in the proceeding where such claim is to be adjudicated any defense or defenses which it may deem available to the Company, its liquidator or receiver or statutory successor. Subject to court approval, any expense thus incurred by the Reinsurer shall be chargeable against the Company as part of the expense of liquidation to the extent of such proportionate share of the benefit as shall accrue to the Company solely as a result of the defense undertaken by the Reinsurer. The reinsurance shall be payable as set forth above except where (i) the Agreement specifies another payee of such reinsurance in the event of the insolvency of the Company and (ii) the Reinsurer with the consent of the direct insureds has assumed such policy obligations of the Company as its direct obligations to the payees under such policies, in substitution for the obligations of the Company to such payees; or where the Reinsurer has guaranteed performance of a contract insuring against physical damage to property for the benefit of mortgagees or other loss payees named in this Agreement in accordance with Section 1114(c) of the New York Insurance Law.

ARTICLE XXI - OFFSET

The Company and the Reinsurer may offset any balance or amount due from one party to the other under this Agreement. In the event of the insolvency of a party hereto, offsets shall only be allowed in accordance with the laws of the insolvent party's domicile.

ARTICLE XXII - GOVERNING LAW

This Agreement shall be governed as to performance, administration and interpretation by the laws of the state of New York, U.S.A., exclusive of its rules with respect to conflicts of law, except as to rules with respect to credit for reinsurance in which case the rules of all applicable states shall apply.

ARTICLE XXIII - AMENDMENTS AND ALTERATIONS

This Agreement may be changed, altered and amended as the parties may agree, provided such change, alteration and amendment is evidenced in writing or by Addendum to this Agreement, executed by the Company and the Reinsurer.

                                      *****

SIGNATURE PAGE

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed in duplicate by their duly authorized representatives.

LEADER INSURANCE COMPANY

By: /s/ ROGER SMITH
    -----------------------
Title: SVP & CFO

Date:______________________

Attested:__________________

INFINITY INSURANCE COMPANY

By: /s/ ROGER SMITH
    -----------------------
Title: SVP & CFO

Date:______________________

Attested:__________________

WINDSOR INSURANCE COMPANY

By: /s/ ROGER SMITH
---------------------------
Title: SVP & CFO

Date:______________________

Attested:__________________

AMERICAN RE-INSURANCE COMPANY

By: /s/ RUSSELL WENITSKY
---------------------------

Title: SVP

Date: 1/30/04

Attested: RICHARD KACHRUN

                                    EXHIBIT A

                     INFINITY PROPERTY AND A CASUALTY GROUP

                                    2004 PY
                                 Expected State    Maximum State
    State         Abrev   Code        Mix               Mix
--------------    -----   ----   --------------    -------------
Alabama             AL     01               1.8%             6.8%
Alaska              AK     54               1.6%             6.6%
Arizona             AZ     02               1.7%             6.7%
California          CA     04              55.3%            60.3%
Connecticut         CT     06               3.4%             8.4%
Florida             FL     09               7.4%            12.4%
Georgia             GA     10               6.9%            11.9%
Indiana             IN     13               0.4%             5.4%
Kentucky            KY     16               0.0%             5.0%
Louisiana           LA     17               0.2%             5.2%
Maine               ME     18               0.0%             5.0%
Minnesota           MN     22               0.1%             5.1%
Mississippi         MS     23               1.4%             6.4%
Missouri            MO     24               1.1%             6.1%
Nevada              NV     27               0.0%             5.0%
New Mexico          NM     30               0.0%             5.0%
New York            NY     31               2.1%             7.1%
North Carolina      NC     32               0.0%             5.0%
Ohio                OH     34               0.7%             5.7%
Oklahoma            OK     35               0.3%             5.3%
Oregon              OR     36               0.0%             5.0%
Pennsylvania        PA     37               6.1%            11.1%
Rhode Island        Rl     38               0.0%             5.0%
South Carolina      SC     39               2.6%             7.6%
South Dakota        SD     40               0.0%             5.0%
Tennessee           TN     41               1.7%             6.7%
Texas               TX     42               4.0%             9.0%
Utah                UT     43               0.1%             5.1%
Virginia            VA     45               0.5%             5.5%
Washington          WA     46               0.0%             5.0%
Wisconsin           Wl     48               0.7%             5.7%
                                          100.0%

     NUCLEAR INCIDENT EXCLUSION CLAUSE--PHYSICAL DAMAGE-REINSURANCE--NO. 2

         (1) This Reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly and whether as Insurer or Reinsurer, from any Pool of Insurers or Reinsurers formed for the purpose of covering Atomic or Nuclear Energy risks.

         (2) Without in any way restricting the operation of paragraph (1) of this Clause, this Reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly and whether as Insurer or Reinsurer, from any insurance against Physical Damage (including business interruption or consequential loss arising out of such Physical Damage) to:

         I. Nuclear reactor power plants including all auxiliary property on the site, or

         II. Any other nuclear reactor installation, including laboratories handling radioactive materials in connection with reactor installations, and "critical facilities" as such, or

         III. Installations for fabricating complete fuel elements or for processing substantial quantities of "special nuclear material," and for reprocessing, salvaging, chemically separating, storing or disposing of "spent" nuclear fuel or waste materials, or

         IV. Installations other than those listed in paragraph (2)III above using substantial quantities of radioactive isotopes or other products of nuclear fission.

         (3) Without in any way restricting the operations of paragraphs (1) and
(2) hereof, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance on property which is on the same site as a nuclear reactor power plant or other nuclear installation and which normally would be insured therewith except that this paragraph (3) shall not operate:

                  (a) where Reassured does not have knowledge of such nuclear reactor power plant or nuclear installation, or

                  (b) where said insurance contains a provision excluding coverage for damage to property caused by or resulting from radioactive contamination, however caused. However on and after 1st January 1960 this sub-paragraph (b) shall only apply provided the said radioactive contamination exclusion provision has been approved by the Governmental Authority having jurisdiction thereof.

         (4) Without in any way restricting the operations of paragraphs (1),
(2) and (3) hereof, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, when such radioactive contamination is a named hazard specifically insured against.

         (5) It is understood and agreed that this Clause shall not extend to risks using radioactive isotopes in any form where the nuclear exposure is not considered by the Reassured to be the primary hazard.

         (6) The term "special nuclear material" shall have the meaning given it in the Atomic Energy Act of 1954 or by any law amendatory thereof.

         (7) Reassured to be sole judge of what constitutes:

             (a) substantial quantities, and

             (b) the extent of installation, plant or site.

         Note.--Without in any way restricting the operation of paragraph (1) hereof, it is understood and agreed that:

         (a) all policies issued by the Reassured on or before 31st December 1957 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply,

         (b) With respect to any risk located in Canada policies issued by the Reassured on or before 31st December 1958 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall

            NUCLEAR INCIDENT EXCLUSION CLAUSE - REINSURANCE - NO. 4

(1) This reinsurance does not cover any loss or liability accruing to the Reassured as a member of, or subscriber to, any association of insurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber or association.

(2) Without in any way restricting the operations of Nuclear Incident Exclusion Clause No. 1B - Liability, No. 2 - Physical Damage, No. 3 - Boiler and Machinery and paragraph (1) of this clause, it is understood and agreed that for all purposes as respects the reinsurance assumed by the Reinsurer from the Reassured, all original insurance policies or contracts of the Reassured (new, renewal and replacement) shall be deemed to include the applicable existing Nuclear Clause and/or Nuclear Exclusion Clause(s) in effect at the time and any subsequent revisions thereto as agreed upon and approved by the Insurance Industry and/or a qualified Advisory or Rating Bureau.

                               TERRORISM EXCLUSION

All loss, cost or expense arising out of or related to, either directly or indirectly, any "Terrorist Activity," as defined herein, and any action taken to hinder, defend against or respond to any such activity. This exclusion applies regardless of any other cause or event that in any way contributes concurrently or in any sequence to the loss, cost or expense.

A.       "Terrorist Activity" shall mean any deliberate, unlawful act that:

         1. is declared by any authorized governmental official to be or to involve terrorism, terrorist activity or acts of terrorism; or

         2. includes, involves, or is associated with the use or threatened use of force, violence or harm against any person, tangible or intangible property, the environment, or any natural resources, where the act or threatened act is intended, in whole or in part, to

                  (a) promote, further or express opposition to any political, ideological, philosophical, racial, ethnic, social or religious cause or objective; or

                  (b) influence, disrupt or interfere with any government related operations, activities or policies; or

                  (c) intimidate, coerce or frighten the general public or any segment of the general public; or

                  (d) disrupt or interfere with a national economy or any segment of a national economy; or

         3. includes, involves, or is associated with, in whole or in part, any of the following activities, or the threat thereof:

                  (a) hijacking or sabotage of any form of transportation or conveyance, including but not limited to spacecraft, satellite, aircraft, train, vessel, or motor vehicle;

                  (b)      hostage taking or kidnapping;

                  (c) the use or threatened use of, or release or threatened release of any nuclear, biological, chemical or radioactive agent, material, device or weapon;

                  (d) the use of any bomb, incendiary device, explosive or firearm;

                  (e) the interference with or disruption of basic public or commercial services and systems, including but not limited to the following services or systems: electricity, natural gas, power, postal, communications, telecommunications, information, public transportation, water, fuel, sewer or waste disposal;

                  (f) the injuring or assassination of any elected or appointed government official or any government employee;

                  (g) the seizure, blockage, interference with, disruption of, or damage to any government buildings, institutions, functions, events, tangible or intangible property or other assets; or

                  (h) the seizure, blockage, interference with, disruption of, or damage to tunnels, roads, streets, highways, or other places of public transportation or conveyance.

B. Any of the activities listed in section A(3) above shall be considered Terrorist Activity except where the Company can demonstrate to the Reinsurer that the foregoing activities or threats thereof were motivated solely by personal objectives of the perpetrator that are unrelated, in whole or in part, to any intention to

         1. promote, further or express opposition to any political, ideological, philosophical, racial, ethnic, social or religious cause or objective; or

         2. influence, disrupt or interfere with any government related operations, activities or policies; or

         3. intimidate, coerce or frighten the general public or any segment of the general public; or

         4. disrupt or interfere with a national economy or any segment of a national economy.